Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Supplemental Indenture”), dated as of January 28, 2022, among CF Industries, Inc., a Delaware corporation (the “Company”), CF Industries Holdings, Inc., a Delaware corporation (“CFIH”), and Wells Fargo Bank, National Association, a national banking association duly incorporated and existing under the laws of the United States of America, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company, CFIH, the Trustee and the Collateral Agent are parties to an Indenture, dated as of November 21, 2016 (as amended and supplemented prior to the effectiveness of this Supplemental Indenture, the “Indenture”), providing for the issuance of the Company’s 4.500% Senior Secured Notes due 2026 (the “Notes”) and the guarantee thereof by CFIH;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Notes and the Indenture may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company distributed a consent solicitation statement, dated January 19, 2022 (the “Consent Solicitation Statement”), to solicit consents (the “Consent Solicitation”) from the Holders to certain amendments to the Indenture and the Notes (the “Amendments”);

WHEREAS, Holders of at least a majority in aggregate principal amount of the outstanding Notes have given and, as of the date hereof, have not withdrawn their consent to the Amendments;

WHEREAS, the Company has filed with the Trustee, pursuant to Section 9.02 of the Indenture, evidence satisfactory to the Trustee of such consent; and

WHEREAS, the Company, pursuant to Section 9.02 of the Indenture has requested that the Trustee and the Collateral Agent join with the Company and CFIH in the execution of this Supplemental Indenture and, in accordance with Sections 9.02, 9.06 and 13.03 of the Indenture, has delivered to the Trustee and the Collateral Agent an Officers’ Certificate, an Opinion of Counsel and resolutions of its Board of Directors authorizing the execution of this Supplemental Indenture; this Supplemental Indenture will not result in a material modification of the Notes for Foreign Account Tax Compliance Act purposes; and the Company, CFIH, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.       Defined Terms. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

2.       Amendments.

(a)       Section 1.02 of the Indenture is hereby amended by adding the following definition of the term UK Entities as a new paragraph immediately after the paragraph consisting of the definition of the term Trustee and immediately before the paragraph consisting of the definition of the term Uniform Commercial Code:

“UK Entities” means CF Industries (UK) Limited, a company incorporated in England & Wales, and CF Fertilisers UK Limited, a company incorporated in England & Wales, each of their respective subsidiaries and, in each case, any and all successors thereto (each of the foregoing a “UK Entity”).

(b)       The definition of the term Significant Subsidiary in Section 1.02 of the Indenture is hereby amended in its entirety to read as follows:

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date; provided that each UK Entity will be deemed not to be a Significant Subsidiary, and each UK Entity will be deemed not to be a Subsidiary for purposes of determining whether any group of Subsidiaries would, taken together, constitute a Significant Subsidiary.

(c)       The first sentence of paragraph (4) of the back of note of the Notes is hereby amended in its entirety to read as follows:

The Company issued the Notes under an indenture, dated as of November 21, 2016 (as amended and supplemented from time to time, the “Indenture”), among the Company, the Guarantors, the Trustee and the Collateral Agent.

(d)       The first sentence of paragraph (4) of the back of note of the form of note in Exhibit A to the Indenture is hereby amended in its entirety to read as follows:

The Company issued the Notes under an indenture, dated as of November 21, 2016 (as amended and supplemented from time to time, the “Indenture”), among the Company, the Guarantors, the Trustee and the Collateral Agent.

3.       Effectiveness. Holders of at least a majority in aggregate principal amount of the Notes outstanding have given and, as of the date hereof, have not withdrawn their consent to the Amendments. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto. Notwithstanding the foregoing, the amendments set forth in Section 2 of this Supplemental Indenture shall become operative only when consents representing at least a majority of the then aggregate outstanding principal amount of the Notes are accepted pursuant to the Consent Solicitation and the Company pays the consent fee payable pursuant to the Consent Solicitation. If, after the date hereof, the Consent Solicitation is terminated or withdrawn or the other conditions set forth in this Section 3 are not satisfied (a) the amendments set forth in Section 2 of this Supplemental Indenture shall have no effect, (b) the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof and (c) this Supplemental Indenture shall be deemed null and void. The Company shall provide prompt written notice to the Trustee if the consent fee payable pursuant to the Consent Solicitation has been paid and the amendments set forth in Section 2 of this Supplemental Indenture have become operative, or if the consent fee payable pursuant to the Consent Solicitation shall not be paid and the amendments set forth in Section 2 of this Supplemental Indenture shall not become operative. Any failure of the Company to provide such notice promptly or at all, or any defect in such notice, shall not in any way impair or affect the validity or effectiveness of this Supplemental Indenture or the operative status of the amendments set forth in Section 2 of this Supplemental Indenture and shall not constitute a Default or Event of Default.

4.       Successors. All agreements of the Company and CFIH in this Supplemental Indenture will bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Supplemental Indenture will bind their respective successors.

5.       Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby, and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

6.       Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

EACH PARTY HERETO, AND EACH HOLDER OF A NOTE BY ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE.

7.       Counterparts; Electronic Signatures. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture and any certificate, agreement or other document to be signed in connection with this Supplemental Indenture and the transactions contemplated hereby shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

8.       Effect of Headings. The section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions of this Supplemental Indenture.

9.       Indenture Remains in Full Force and Effect. This Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this Supplemental Indenture, shall remain in full force and effect.

10.       Concerning the Trustee. The Trustee and the Collateral Agent make no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and CFIH, and the Trustee and the Collateral Agent assume no responsibility for the same. The Trustee and the Collateral Agent make no representation as to and shall not be responsible in any manner whatsoever for or in respect of the Consent Solicitation Statement, the Consent Solicitation or the consents of Holders. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee and the Collateral Agent shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Company hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

CF INDUSTRIES, INC.

By:	/s/ Daniel L. Swenson
	Name:	Daniel L. Swenson
	Title:	Vice President, Treasurer, and Assistant Secretary

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Daniel L. Swenson
	Name:	Daniel L. Swenson
	Title:	Vice President, Treasurer, and Assistant Secretary

[Third Supplemental Indenture – CF Industries, Inc. 4.500% Senior Secured Notes due 2026]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	Computershare Trust Company, N.A., as agent and attorney-in-fact

By:	/s/ Linda Lopez
	Name:	Linda Lopez
	Title:	Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	Computershare Trust Company, N.A., as agent and attorney-in-fact

By:	/s/ Linda Lopez
	Name:	Linda Lopez
	Title:	Assistant Vice President

[Third Supplemental Indenture – CF Industries, Inc. 4.500% Senior Secured Notes due 2026]